As filed with the Securities and Exchange Commission on October 1, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GCP APPLIED TECHNOLOGIES INC.

(Exact name of Registrants as specified in this charter)

Delaware	47-3936076
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

62 Whittemore Ave

Cambridge, Massachusetts 02140

(Address of Registrant’s Principal Executive Offices, including Zip Code)

GCP Applied Technologies Inc. 2020 Inducement Plan

(Full title of the plan)

James E. Thompson

Vice President, General Counsel and Secretary

GCP Applied Technologies Inc.

62 Whittemore Ave

Cambridge, Massachusetts 02140

(617) 876-1400

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated file,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non- accelerated filer	☐ (Do not check if a smaller Reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered [1]	Proposed Maximum Offering Price Per Share [3]	Proposed Maximum Aggregate Offering Price [3]	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,000,000[2]	$21.11	$21,110,000	$2,303.10

1.

In addition to the shares set forth in the table, the number of shares registered includes an indeterminable number of shares of common stock issuable under the plan, as this amount may be adjusted as a result of a stock dividend, stock split, or similar transactions as permitted by Rule 416(a) and (b) under the Securities Act of 1933, as amended (“Securities Act”).

2.	Represents shares of common stock reserved and available for future issuance under the registrant’s 2020 Inducement Plan (the “Inducement Plan”).
3.

Computed pursuant to Rule 457(c) and (h) under the Securities Act, solely for the purpose of determining the registration fee, based upon an assumed price of $21.11 per share, which is the average of the high and low prices of Common Stock of the Registration on September 30, 2020, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering 1,000,000 shares of common stock reserved and available for future issuance under the Inducement Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”) is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registration with the Commission incorporated herein by reference:

a)	The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed the Commission on February 27, 2020;

b)	The registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020 filed with the Commission on August 5, 2020;

c)	The registrant’s Current Reports on Form 8-K filed with the Commission on February 28, 2020; March 13, 2020; June 2, 2020; July 8, 2020, August 5, 2020 and September 14, 2020;

d)

The description of the registrant’s common stock, par value $0.01 per share, included in Exhibit 4.4 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, including any amendments or reports filed for the purposes of updating such description.

All documents filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement (other than any such document or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items and prior to the filing of a post- effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this registration Statement and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed amendment hereto or document which is deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The registrant is incorporated under the laws of the State of Delaware.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty, except for liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The registrant’s Amended and Restated Certificate of Incorporation (the “Certificate”) eliminates, to the fullest extent permitted by the DGCL, director liability to the registrant or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Registrant or its stockholders. The limitation of liability does not apply to liabilities arising under federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

Under the Certificate and the Registrant’s Amended and Restated By-laws (the “By-laws”), the registrant shall indemnify and hold harmless its directors and officers to the fullest extent authorized by the DGCL. The rights of indemnification set forth in the Certificate and By-laws are contract rights and shall include the obligation of the registrant to pay the expenses incurred in defending any such proceeding in advance of its final disposition. The Certificate and By-laws provide that the registrant will indemnify its directors and officers against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection with various types of legal actions or proceedings. Determinations, if required by applicable law, with respect to the claimant’s entitlement to indemnification shall be made as follows: (1) if requested by the claimant, by Independent Counsel (as defined in the By-laws), or (2) if no request is made by the claimant for a determination by Independent Counsel, (i) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors (as defined in the By-laws) or (ii) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, or (iii) if a quorum of Disinterested Directors so directs, by the stockholders of the registrant.

In accordance with the Certificate and the By-laws, the registrant may purchase and maintain insurance on its own behalf and on behalf of any director or officer of the registrant against any expense, liability or loss asserted against him or her and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

The foregoing is only a general summary of certain aspects of Delaware law and the Certificate and By-laws dealing with exculpation of directors and indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the DGCL and to the Certificate and the By-laws, the forms of which are incorporated by reference as Exhibits 4.1 and 4.2, respectively, to this Registration Statement.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference as a part of this Registration Statement:

4.1	Amended and Restated Certificate of Incorporation of GCP Applied Technologies Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed February 4, 2016 (File No. 001-37533)).

4.2	Amended and Restated By-laws of GCP Applied Technologies (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed February 4, 2016 (File No. 001-37533)).

5.1	Opinion of Goodwin Procter LLP (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on signature pages hereof).

99.1	GCP Applied Technologies 2020 Inducement Plan (filed herewith).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference into this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on October 1, 2020.

GCP APPLIED TECHNOLOGIES INC.

By:	/s/ Craig A Merrill

Name:	Craig A. Merrill

Title:	Vice President and Chief Financial Officer

Each person whose signature appears below hereby constitutes and appoints James E. Thompson and Simon M. Bates, and each of them, as his or her attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post- effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and things requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Simon M. Bates Simon M. Bates	Director, President and Chief Executive Officer (Principal Executive Officer)	October 1, 2020

/s/ Craig A. Merrill Craig A. Merrill	Vice President and Chief Financial Officer (Principal Financial Officer)	October 1, 2020

/s/ Kenneth S. Korotkin Kenneth S. Korotkin	Vice President, Controller, and Chief Accounting Officer (Principal Accounting Officer)	October 1, 2020

/s/ Kevin W. Brown Kevin W. Brown	Director	October 1, 2020

/s/ Peter A. Feld Peter A. Feld	Director	October 1, 2020

/s/ Janet P. Giesselman Janet P. Giesselman	Director	October 1, 2020

/s/ Clay H. Kiefaber Clay H. Kiefaber	Director	October 1, 2020

/s/ Marran H. Ogilvie Marran H. Ogilvie	Director	October 1, 2020

/s/ Armand F. Lauzon Armand F. Lauzon	Director	October 1, 2020

/s/ Andrew M. Ross Andrew M. Ross	Director	October 1, 2020

/s/ Linda J. Welty Linda J. Welty	Director	October 1, 2020

/s/ Robert H. Yanker Robert H. Yanker	Director	October 1, 2020